EXHIBIT 23(a)

[Coopers & Lybrand Logo]


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Hanger Orthopedic Group, Inc. 1991 Stock Option Plan and 1993 Stock Option Plan for Non-Employee Directors of our report, which included an explanatory paragraph for the change, effective January 1, 1993, in the Company's method of accounting for income taxes, dated March 24, 1995, on our audit of the consolidated financial statements and financial statement schedule of Hanger Orthopedic Company, Inc. We also consent to the reference to our firm under the caption "Experts".


                                  Coopers & Lybrand L.L.P.


Philadelphia, Pennsylvania
October 3, 1995